Exhibit 99.1

INCOME FUND
NINE, LLC

2007 ANNUAL
PORTFOLIO OVERVIEW

ICON INCOME FUND NINE, LL C

- 2007 Annual Portfolio Overview -

Dear Member of ICON Income Fund Nine, LLC:

ICON Income Fund Nine, LLC (“Fund Nine”) raised $100,000,000 commencing with its initial offering on November 26, 2001 through the closing of the offering on April 30, 2003. As of December 31, 2007, Fund Nine had 97,955 limited liability company shares outstanding.

During the reporting period, Fund Nine continued to operate in its Operating Period, during which time Fund Nine continued to seek to acquire equipment subject to lease. Fund Nine’s manager, ICON Capital Corp. (the “Manager”), expects to invest most of the net proceeds of the offering in equipment subject to lease or structured financings secured primarily by equipment. The Manager anticipates that most of Fund Nine’s investments will be in the form of equipment leases. The leased equipment in Fund Nine’s portfolio is comprised of two types of leases: growth leases, where the rental cash flows have been assigned or pledged to a lender, and income leases, where Fund Nine retains the rental cash flows. While income leases produce monthly cash flows, growth leases permit Fund Nine to retain an interest in the future value of the equipment on a leveraged equity basis. The Manager expects that the future value of the equipment in growth leases will be greater than Fund Nine’s initial cash investment.

Cash generated from these investments has facilitated Fund Nine’s distributions to members. Availability of cash to be used for reinvestment depends on the requirements for expenses, reserves and distributions to members.

Fund Nine’s Operating Period is anticipated to continue until April 2008 – a period of five years from the closing of the offering – unless extended at the Manager’s sole discretion. Following its Operating Period, Fund Nine will enter its Liquidation Period, during which time equipment will be sold in the ordinary course of business.

News Covering the Reporting Period

Global Crossing Telecommunications, Inc. (“Global Crossing”), a leading global IP solutions provider, is one of only three ICT, or Information and Communications Technology, providers out of 24 companies profiled to garner “outstanding” and “excellent” customer satisfaction ratings across all five categories in the latest Telemark Services Ltd. report titled “ICT Service Supremacy.” (Source: Global Crossing press release dated November 5, 2007; more current information may be available.)

Teekay Tankers Ltd. completed its initial public offering of 11,500,000 shares of Class A Common Stock on December 12, 2007. The 11,500,000 Class A Common Stock shares represent a 46% ownership interest in Teekay Tankers Ltd. Teekay Corporation (“Teekay”) owns the remaining capital stock of Teekay Tankers Ltd. Teekay Tankers Ltd. was recently formed by Teekay to provide international marine transportation of crude oil. (Source: Teekay press release dated December 12, 2007, more current information may be available.)

Portfolio Overview

Fund Nine’s equipment portfolio consists of investments it has made directly as well as those that it has made with its affiliates. As of December 31, 2007, Fund Nine’s equipment portfolio consisted primarily of the following investments:

Income leases

•     A 14.4% interest in a joint venture that purchased state-of-the-art telecommunications equipment subject to a 48-month lease with Global Crossing. Fund Nine acquired its interest for approximately $2,000,000. The lease is scheduled to expire on October 31, 2010.

•    A 26% interest in ICON GeicJV, a joint venture with an affiliate that purchased information technology equipment, such as Sun servers, HP servers, Dell desktop computers and Panasonic laptop computers, subject to a 36-month lease with Government Employees Insurance Company (“GEICO”), a wholly-owned subsidiary of Berkshire Hathaway Inc. Fund Nine contributed approximately $1,522,000 for the equipment that was purchased by the joint venture. The lease expired on March 31, 2007 and GEICO returned a portion of the equipment. GEICO continues to lease the remaining equipment on a month-to-month extension.

•   Microprocessor manufacturing and semiconductor memory testing equipment leased to Advanced Micro Devices, Inc. The equipment is subject to three leases. The cumulative cash purchase price of the equipment was approximately $10,952,000. Effective July 1, 2007, one lease was extended for an additional twelve months through June 30, 2008. The leases are on a month-to-month extension.

•    Vacuum bag manufacturing equipment subject to various leases with Wildwood Industries, Inc. The leases were scheduled to expire at various dates from February 2007 through September 2008. The equipment was purchased for approximately $3,472,000. The leases that were scheduled to expire in February 2007 have been extended for an additional twelve months. There is a residual interest sharing agreement in place with a third party broker that provides when a minimum return on investment is attained, all sales proceeds received above $150,000 will be shared equally with the third party. As of December 31, 2007, approximately $71,000 was distributed to the third party broker in accordance with the residual interest sharing agreement.

•   Fifty Great Dane refrigerated trailers subject to lease with Conwell Corporation, a wholly-owned subsidiary of Frozen Foods Express Industries, Inc. The equipment was purchased for $1,962,158 and the lease will expire in April 2010.

•    Medical equipment that is subject to two leases with medical centers in New Jersey. Fund Nine, through a wholly-owned entity, purchased the equipment for approximately $2,046,000. The leases were scheduled to expire on December 31, 2007, and have been extended for six months pursuant to the terms of the leases.

•    Four Noritsu digital mini photo development labs leased to Rite Aid Corporation. This equipment was purchased for approximately $399,000. The equipment was subject to a lease that expired in November 2007 and is being leased on a month-to-month extension.

Growth leases

•    Two Airbus A340-313 aircraft (B-HXO and B-HXN) leased to Cathay Pacific Airways Limited (“Cathay”). Fund Nine owns a 100% interest and a 50% interest in the entities that own each aircraft. The combined purchase price of the interests in both aircraft was approximately $106,333,500, comprised of approximately $6,403,000 in cash and non-recourse debt in the amount of approximately $99,930,500. The original lease for the first aircraft (B-HXO) was due to expire on June 12, 2006, but was extended until December 1, 2011. The original lease for the second aircraft (B-HXN) was due to expire on March 27, 2006, but was extended until July 1, 2011. In connection with both lease extensions, the outstanding debt attributable to each aircraft was refinanced. The new loans are scheduled to mature concurrently with the lease expiration dates for each aircraft.

•    One Aframax 98,640 DWT (deadweight tons) product tanker – the Samar Spirit. The purchase price of the Samar Spirit was approximately $40,250,000, comprised of approximately $16,868,000 in cash and a non-recourse mortgage in the amount of approximately $23,382,000. Simultaneous with the purchase of the Samar Spirit the vessel was bareboat chartered back to an affiliate of Teekay. The 48-month bareboat charter with an affiliate of Teekay is scheduled to expire in July 2011. Fund Nine acquired its interest in the Samar Spirit for approximately $17,097,000 in cash, including costs and expenses incurred in connection with the acquisition.

•    Three roll-on-roll-off vehicle transportation vessels bareboat chartered to Wilhelmsen Lines Shipowning AS. Fund Nine, through wholly-owned entities, purchased the vessels for approximately $74,020,000, comprised of approximately $9,690,000 in cash and non-recourse mortgages in the amount of approximately $64,330,000. The bareboat charters for all three vessels were extended through December 2013. In connection with the bareboat charter extensions, the outstanding debt attributable to each vessel was refinanced. The bareboat charter payments will completely repay the principal loan balances associated with each vessel by the end of the bareboat charters.

The refinancing generated approximately $22,000,000 in cash proceeds. In addition, after debt repayment, the charter extensions will result in excess quarterly cash totaling approximately $11,100,000. Through the acquisition, leveraging of rental payments and knowledgeable management of business-essential equipment, Fund Nine was able to make an original cash investment of approximately $9,690,000 generate approximately $22,000,000 in 44 months.

•    110 railcars leased to Trinity Rail Management, Inc. Fund Nine, through a wholly-owned entity, purchased the railcars for approximately $1,243,000, comprised of approximately $126,000 in cash and non-recourse debt in the amount of approximately $1,117,000. The lease was scheduled to expire on April 30, 2010. The entity wholly-owned by Fund Nine sold its entire interest in the 110 railcars to an unrelated third-party on January 28, 2008 and recognized a gain on the sale of approximately $313,000.

Unguaranteed Residual Interests

Fund Nine entered into an agreement with Summit Asset Management to acquire a 90% interest in the unguaranteed residual values of a portfolio of equipment on lease with various United Kingdom lessees for approximately $4,454,000. The majority of the portfolio is comprised of information technology equipment, including laptops, desktops and printers. All of the leases expire at various dates through December 2016. For the year ended December 31, 2007 Fund Nine realized proceeds from the sale of equipment of approximately $250,000.

Equipment Held for Sale

•    The Manager is actively remarketing the computer equipment that was returned by GEICO.

•    Computer equipment and corresponding parts acquired from Insight Investments, Corp. The equipment was subject to two leases that were scheduled to expire on December 1, 2006. The equipment subject to the first lease (“Insight 1”) was acquired for approximately $3,036,000, consisting of approximately $74,000 in cash and non-recourse debt in the amount of approximately $2,962,000. The equipment subject to the second lease (“Insight 2”) was acquired for approximately $1,751,000, consisting of approximately $43,000 in cash and non-recourse debt in the amount of approximately $1,708,000. The non-recourse debt associated with both leases matured in December 2006 and accrued interest at 4.5% per year and 5.36% per year on Insight 1 and Insight 2, respectively. All of the equipment was uninstalled during December 2006 and returned to Fund Nine during January 2007. The remaining assets’ value of an immaterial amount was written off at September 30, 2007.

Asset Dispositions

Sale of two McDonnell Douglas DC10-30F Aircraft

During March 2003, Fund Nine and an affiliate formed a joint venture for the purpose of acquiring an investment in a McDonnell Douglas DC10-30F aircraft and two spare engines on lease to Federal Express Corporation (“FedEx”). On March 11, 2003, the joint venture acquired the Aircraft and engines for approximately $3,077,000 in cash and approximately $24,211,000 of non-recourse debt. On March 30, 2007, the joint venture sold the aircraft and engines to FedEx for $5,475,000 and recognized a loss on the sale of approximately $1,025,000. Despite this accounting loss the transaction provided a positive return on investment for Fund Nine, consistent with Fund Nine’s expectations for the investment.

During December 2002, Fund Nine and an affiliate formed a joint venture for the purpose of acquiring an investment in a McDonnell Douglas DC10-30F aircraft on lease with FedEx. The joint venture acquired the aircraft on December 27, 2002 for approximately $3,000,000 in cash and approximately $22,292,000 of non-recourse debt. On March 30, 2007, the joint venture sold the aircraft to FedEx for $4,260,000 and recognized a loss on the sale of approximately $640,000. Despite this accounting loss the transaction provided a positive return on investment for Fund Nine.

Sale of Railcars

During November 2002, Fund Nine acquired 324 railcars on lease to Texas Genco LP. On May 7, 2007, Fund Nine successfully completed the sale of the equipment to an unrelated third party for $4,960,000. Fund Nine recognized a gain on sale of approximately $3,074,000. An original cash investment of approximately $1.10 million generated approximately $3.41 million for Fund Nine.

Sale of Phone Systems

On December 31, 2007, Fund Nine sold Mitel Networks office telephone systems and phones that were subject to lease with CompUSA, Inc. Fund Nine received approximately $45,000 in sale proceeds and recognized a gain on sale of approximately $6,000.

10% Status Report

As of December 31, 2007, the two Cathay aircraft and the Samar Spirit were the only assets that individually constituted at least 10% of the aggregate purchase price of Fund Nine’s equipment portfolio. All three assets are scheduled to remain on lease during the next year.

As of December 31, 2007, the two Cathay aircraft leases (B-HXO and B-HXN) had 47 and 42 monthly payments remaining, respectively. Both Cathay aircraft were manufactured in 1996, and to the best of the Manager’s knowledge, each aircraft retains an Airworthiness Certificate and is maintained in accordance with the rules and regulations of the governing aviation authority as required under each lease.

As of December 31, 2007, the Samar Spirit bareboat charter had 43 monthly payments remaining. At the time Fund Nine acquired its interest in the vessel, the vessel was previously commissioned, and to the best of the Manager’s knowledge, the vessel remains seaworthy, is maintained in good commercial marine standards and in accordance with applicable laws and the regulations of the governing shipping registry as required under the bareboat charter.

Distribution Analysis

During the reporting period, Fund Nine continued to make monthly distributions at a rate of 9% per annum. Cash available for distributions was generated substantially through cash from operations. From the inception of the offering period, Fund Nine has made 73 monthly distributions to its members. During the year ended December 31, 2007, Fund Nine paid its members approximately $8,825,274 in cash distributions. As of December 31, 2007, a $10,000 investment made at the initial closing would have received $5,432 in cumulative distributions representing a return of approximately 54% of such initial investment.

Fund Summary

Offering Period	11/26/2001 – 4/30/2003
Size of Offering	$100,000,000
Original No. of Members	3,259

Outlook and Overview

Excluding the equipment that is leased pursuant to month-to-month extensions, the lease with Global Crossing that expires on October 31, 2010 is the next lease scheduled to expire.

As of December 31, 2007, Fund Nine had $5,571,481 in cash and cash equivalents on hand. Substantially all of Fund Nine’s cash flows are derived from sales proceeds and rental payments. On a monthly basis, Fund Nine deducts from such cash flows its recurring operating expenses and assesses cash flows required for known re-leasing costs and equipment management costs. The remaining cash flows are then available for monthly distribution to members. Fund Nine entered its liquidation period in April 2008.

ICON Income Fund Nine, LLC
(A Delaware Limited Liability Company)
Consolidated Balance Sheets

ASSETS

	December 31,
	2007	2006
Current assets
Cash and cash equivalents	$5,571,481	$19,730,600
Current portion of net investments in finance leases	6,116,872	7,351,394
Other current assets	—	1,353,977
Total current assets	11,688,353	28,435,971
Non-current assets
Net investments in finance leases, less current portion	28,572,690	36,078,114
Leased equipment at cost, (less accumulated depreciation of $8,305,473 and $42,657,483, respectively)	90,457,467	61,448,994
Investments in joint ventures	4,966,239	6,472,600
Investments in unguaranteed residual values	1,312,364	2,147,793
Other non-current assets, net	2,573,054	2,604,186
Total non-current assets	127,881,814	108,751,687
Total Assets	$139,570,167	$137,187,658

LIABILITIES AND MEMBERS’ EQUITY

Current liabilities
Current portion of non-recourse long-term debt	$18,116,357	$17,276,756
Interest rate swap contracts	2,016,033	639,304
Deferred rental income	997,116	—
Due to Manager and affiliates	87,475	193,480
Accrued expenses and other liabilities	437,797	915,793
Total current liabilities	21,654,778	19,025,333
Non-current liabilities
Non-recourse long-term debt, net of current portion	78,005,924	75,203,892
Total Liabilities	99,660,702	94,229,225
Minority Interest	—	625,084
Commitments and contingencies
Members’ Equity
Manager	(441,708)	(431,964)
Additional Members	42,361,867	43,404,617
Accumulated other comprehensive loss	(2,010,694)	(639,304)
Total Members’ Equity	39,909,465	42,333,349
Total Liabilities and Members’ Equity	$139,570,167	$137,187,658

ICON Income Fund Nine, LLC
(A Delaware Limited Liability Company)
Consolidated Statements of Operations

	Years Ended December 31,
	2007	2006	2005
Revenue:
Rental income	$13,832,058	$17,863,494	$28,934,363
Finance income	6,747,205	6,461,861	1,318,855
Income (loss) from investments in joint ventures	2,305	(279,072)	345,661
Net gain (loss) on sales of equipment	2,291,397	128,181	(301,052)
Interest and other income	587,121	710,689	51,640
Total revenue	23,460,086	24,885,153	30,349,467
Expenses:
Management fees – Manager	1,780,581	2,114,283	2,131,445
Administrative expense reimbursements – Manager	677,965	596,881	647,534
General and administrative	751,566	607,142	596,519
Interest	6,657,968	6,897,802	5,653,467
Depreciation and amortization	5,628,072	10,579,026	21,328,939
Impairment loss	10,000	3,005,403	3,182,485
Maintenance expense	—	1,317,361	—
Total expenses	15,506,152	25,117,898	33,540,389
Income (loss) before Minority Interest	7,953,934	(232,745)	(3,190,922)
Minority interest	(13,916)	(435,158)	413,794
Net income (loss)	$7,940,018	$(667,903)	$(2,777,128)
Net income (loss) allocable to:
Additional Members	$7,860,618	$(661,224)	$(2,749,357)
Manager	79,400	(6,679)	(27,771)
	$7,940,018	$(667,903)	$(2,777,128)
Weighted average number of additional member shares outstanding	98,052	98,123	98,215
Net income (loss) per weighted average additional member share	$80.17	$(6.74)	$(27.99)

ICON Income Fund Nine, LLC
(A Delaware Limited Liability Company)
Consolidated Statements of Changes in Members’ Equity

	Additional Member Shares	Additional Members	Manager	Accumulated Other Comprehensive Loss	Total Members’ Equity
Balance, January 1, 2005	98,348	$64,674,819	$(219,016)	$—	$64,455,803
Net loss	—	(2,749,357)	(27,771)	—	(2,777,128)
Foreign currency translation adjustment	—	—	—	(45,185)	(45,185)
Comprehensive (loss)					(2,822,313)
Additional members’shares redeemed	(204)	(160,838)	—	—	(160,838)
Cash distributions to members	—	(8,840,105)	(89,294)	—	(8,929,399)
Balance, December 31, 2005	98,144	52,924,519	(336,081)	(45,185)	52,543,253
Net loss	—	(661,224)	(6,679)	—	(667,903)
Foreign currency translation adjustment	—	—	—	45,185	45,185
Change in valuation of interest rate swap contracts	—	—	—	(639,304)	(639,304)
Comprehensive (loss)					(1,262,022)
Additional members’ shares redeemed	(42)	(27,449)			(27,449)
Cash distributions to members	—	(8,831,229)	(89,204)	—	(8,920,433)
Balance, December 31, 2006	98,102	43,404,617	(431,964)	(639,304)	42,333,349
Net income	—	7,860,618	79,400	—	7,940,018
Change in valuation of interest rate swap contracts	—	—	—	(1,371,390)	(1,371,390)
Comprehensive income					6,568,628
Additional members’ shares redeemed	(147)	(78,094)	—	—	(78,094)
Cash distributions to members	—	(8,825,274)	(89,144)	—	(8,914,418)
Balance, December 31, 2007	97,955	$42,361,867	$(441,708)	$(2,010,694)	$39,909,465

ICON Income Fund Nine, LLC
(A Delaware Limited Liability Company)
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2007	2006	2005
Cash flows from operating activities
Net income (loss)	$7,940,018	$(667,903)	$(2,777,128)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Rental income paid directly to lenders by lessees	(11,756,059)	(13,470,826)	(26,690,121)
Finance income	(6,747,205)	(6,461,861)	(1,318,854)
(Income) loss from investments in joint ventures	(2,305)	279,072	(345,662)
Net (gain) loss on sale of equipment	(2,291,397)	(128,181)	301,052
Net gain on sale of interest rate swap contracts	—	(25,656)	—
Depreciation and amortization	5,628,072	10,579,026	21,328,939
Interest expense on non-recourse financing paid directly to lenders by lessees	6,500,557	5,850,979	5,918,949
Change in fair value of interest rate swap contracts	5,336	41,114	(451,962)
Impairment loss	10,000	3,005,403	3,182,485
Minority interest	13,916	435,158	(413,794)
Changes in operating assets and liabilities:
Collection of principal – non-financed receivables	2,498,952	3,965,426	5,185,643
Other assets, net	(1,385,109)	697,010	(258,520)
Deferred rental income	997,116	(1,613,143)	44,119
Due to/from Manager and affiliates	(106,005)	133,567	208,151
Accrued expenses and other liabilities	(477,995)	347,212	199,218
Distributions to/from joint ventures and minority interest	263,537	—	—
Net cash provided by operating activities	1,091,429	2,966,397	4,112,515
Cash flows from investing activities:
Proceeds from sales of equipment and unguaranteed residual values	9,356,762	7,864,799	800,845
Investments in operating leases and direct finance leases	—	—	(574,727)
Purchase of equipment	(16,867,667)	—	—
Investments in joint ventures	(11,415)	(2,091,010)	—
Loans and advances to affiliate	—	—	(1,500,000)
Distributions received from joint ventures	1,264,284	812,508	657,446
Net cash (used in) provided by investing activities	(6,258,036)	6,586,297	(616,436)
Cash flows from financing activities:
Cash distributions to members	(8,914,418)	(8,920,433)	(8,929,399)
Proceeds from long-term debt	—	28,722,634	—
Financing costs	—	(1,182,198)	(107,628)
Repayment of long-term debt	—	(6,867,630)	—
Proceeds from revolving line of credit	—	875,000	4,535,000
Repayment of revolving line of credit	—	(5,410,000)	—
Proceeds from sale of interest rate swap contracts	—	705,000	—
Cash paid for additional members’ shares redeemed	(78,094)	(27,449)	(160,838)
Net cash (used in) provided by financing activities	(8,992,512)	7,894,924	(4,662,865)
Effects of exchange rates on cash and cash equivalents	—	45,185	(45,185)
Net (decrease) increase in cash and cash equivalents	(14,159,119)	17,492,803	(1,211,971)
Cash and cash equivalents, beginning of the year	19,730,600	2,237,797	3,449,768
Cash and cash equivalents, end of the year	$5,571,481	$19,730,600	$2,237,797

ICON Income Fund Nine, LLC
(A Delaware Limited Liability Company)
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2007	2006	2005
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$—	$164,267	$159,800
Supplemental disclosure of non-cash investing and financing activities:
Principal and interest paid on non-recourse long-term debt paid directly to lenders by lessees	$22,243,188	$28,473,277	$29,655,779
Borrowings assumed on acquisition of leased equipment	$23,382,333	$—	$—
Reclassification of net assets from investments in leased equipment to investments in finance leases	$—	$45,399,576	$—
Reclassification of net assets from investments in finance leases to leased equipment	$848,166	$—	$—
Other assets acquired from affiliate in exchange for amounts owed	$—	$—	$755,000
Interest in finance lease acquired from affiliate in exchange for amounts owed	$—	$—	$745,000
Sale proceeds paid directly to minority interest holder from lessee	$639,000	$—	$—

Transactions with Related Parties

In accordance with the terms of Fund Nine’s Operating Agreement, Fund Nine pays or paid the Manager (i) management fees ranging from 1% to 7% based on a percentage of the rental payments recognized either directly by Fund Nine or through its joint ventures and (ii) acquisition fees, through the end of the Operating Period, of 3% of the gross value of Fund Nine’s acquisitions. In addition, the Manager is reimbursed for administrative expenses incurred in connection with Fund Nine’s operations.

The Manager performs certain services relating to the management of Fund Nine’s equipment leasing activities. Such services include collecting lease payments from lessees, re-leasing off-lease equipment, inspecting equipment, communicating with and supervising lessees to assure that the equipment is being properly operated and maintained, monitoring the lessees’ performance of their lease obligations and paying operating expenses.

Administrative expense reimbursements are for costs incurred by the Manager that are necessary to Fund Nine’s operations. These costs include the Manager’s legal, accounting, investor relations and operations personnel, as well as professional fees and other costs that are charged to Fund Nine based upon the percentage of time such personnel dedicate to Fund Nine. Excluded are salaries and related costs, travel expenses and other administrative costs incurred by individuals with a controlling interest in the Manager and expenses for rent, depreciation or utilities of the Manager.

The Manager also has a 1% interest in Fund Nine’s profits, losses, distributions and liquidation proceeds. Fund Nine paid distributions to the Manager of $89,144 and $89,204 for the years ended December 31, 2007 and 2006. The Manager’s interest in Fund Nine’s net income and (loss) was $79,400 and $(6,679) for the years ended December 31, 2007 and 2006, respectively. At December 31, 2007, Fund Nine owed $87,475 to the Manager.

Fees and other expenses paid or accrued by Fund Nine to the Manager or its affiliates for the three years ended December 31, 2007 and 2006, were as follows:

ICON Income Fund Nine, LLC

Table of Fees Paid To ICON Capital & Subs

Entity	Capacity	Description	2007	2006
ICON Capital Corp.	Manager	Acquisition fees (1)	$—	$60,000
ICON Capital Corp.	Manager	Management fees (2)	1,780,581	2,114,283
ICON Capital Corp.	Manager	Administrative expense reimbursements (2)	677,965	596,881
			$2,458,546	$2,771,164

(1) Amount capitalized and amortized to operations.

(2) Amount charged directly to operations.

Your participation in Fund Nine is greatly appreciated and we look forward to sharing future successes.

Sincerely,

ICON Capital Corp., Manager

Michael A. Reisner	Mark Gatto
Co-President and	Co-President and
Co-Chief Executive Officer	Co-Chief Executive Officer

ICON is committed to protecting the privacy of its investors in compliance with all applicable laws. Please be advised that, unless required by a regulatory authority such as the FINRA or ordered by a court of competent jurisdiction, ICON will not share any of your personally identifiable information with any third party.

* Members may obtain a summary of administrative expense reimbursements upon request.

Forward-Looking Information – Certain statements within this document may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the PSLRA. These statements are being made pursuant to PSLRA, with the intention of obtaining the benefits of the “safe harbor” provisions of the PSLRA, and, other than as required by law, we assume no obligation to update or supplement such statements. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. You can identify these statements by the use of words such as “may,” “will,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “plan,” “seek,” “intend,” “predict” or “project” and variations of these words or comparable words or phrases of similar meaning. These forward-looking statements reflect our current beliefs and expectations with respect to future events and are based on assumptions and are subject to risks and uncertainties and other factors outside of our control that may cause actual results to differ materially from those projected. We undertake no obligation to update publicly or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Additional Required Disclosure

To fulfill our promises to you we are required to make the following disclosures when applicable:

A detailed financial report on SEC Form 10-Q or 10-K (whichever is applicable) is available to you. It is typically filed either 45 or 90 days after the end of a quarter or year, respectively. Usually this means a filing will occur on or around March 30, May 15, August 15, and November 15 of each year. It contains financial statements and detailed sources and uses of cash plus explanatory notes. You are always entitled to these reports. Please access them by:

•	Visiting www.iconcapital.com

or

•	Visiting www.sec.gov

or

•	Writing us at: PO Box 192706, San Francisco, CA 94119-2706

We do not distribute these reports to you directly in order to keep Fund Nine’s expenses down as the cost of mailing this report to all investors is significant. Nevertheless, the reports are immediately available upon your request.